EXHIBIT 23.1






                               Arthur Andersen LLP










                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS





As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (relating to Gulf Power Capital Trust II Preferred Securities, Gulf Power Capital Trust III Preferred Securities, Gulf Power Capital Trust II Capital Securities, Gulf Power Capital Trust III Capital Securities, Gulf Power Company Junior Subordinated Notes, Gulf Power Company Senior Notes and Gulf Power Company Guarantees with respect to Preferred Securities and Capital Securities of Gulf Power Capital Trust II and Gulf Power Capital Trust III) of our reports on Gulf Power Company dated February 12, 1997 included in Gulf Power Company's Form 10-K for the year ended December 31, 1996 and to all references to our firm included in this Registration Statement.


/s/Arthur Andersen LLP




Atlanta, Georgia
December 8, 1997